EXHIBIT 99.1
News
For Immediate Release
May 19, 2009	Contact:

Rick B. Honey

(212) 878-1831

KRISTINA M. JOHNSON WITHDRAWS CANDIDACY FOR REELECTION
 TO THE BOARD OF DIRECTORS OF MINERALS TECHNOLOGIES INC.

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Cites Nomination for Under Secretary of the Department of Energy

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NEW YORK, May 19 -- Minerals Technologies Inc. (NYSE:MTX) announced today that Kristina M. Johnson, a member of the company's Board of Directors since 2000, has withdrawn her candidacy for reelection after being nominated for the office of Under Secretary of the Department of Energy.

          "Kristina Johnson has been an influential member of our board for a number of years, and we will miss her knowledge and insight," said Joseph C. Muscari, chairman and chief executive officer. "All of us at Minerals Technologies wish her all the best in her new endeavor and have all the confidence that she will be successful."

          Kristina M. Johnson, Ph.D., was the provost and senior vice president for academic affairs of  Johns Hopkins University until April 1, 2009. Before taking that position, Dr. Johnson served as the Dean of Duke University's Pratt School of Engineering from 1999 to 2007, where she helped to set up interdisciplinary efforts in photonics, bioengineering and biologically inspired materials, and energy and the environment. Before that she was on the faculty of the  University of Colorado , Boulder , from 1985 to 1999, where she led an  NSF Engineering Research Center and involved engineers, mathematicians, physicists, chemists and psychologists in working to make computers faster and better connected.

          Dr. Johnson is an electrical engineer with 142 peer-reviewed papers and more than 129 US and foreign patents or patents pending. These inventions include pioneering work on liquid crystal on silicon (LCOS) microdisplays and their integration into demonstration and commercial systems such as heads-up automotive displays (HUD); pattern recognition systems for cancer prescreening, object tracking and document processing; HDTV and 3D projection displays; and 3D holographic memories. She has co-founded several companies and has received several awards including the Dennis Gabor Award, Fellow of IEEE, OSA and SPIE, and the John Fritz Medal, widely considered the highest award in the engineering profession. She earned degrees from  Stanford University including a Ph.D. in 1984 and both a bachelor's and a master's degree in electrical engineering in 1981. She also served on the Board of Directors of publicly traded companies Boston Scientific Corporation, DYCOM Corporation, AES Corporation, and Nortel Networks Corporation. Dr. Johnson was a member of the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

          Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.1 billion in 2008.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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